September 27, 2014

Cardinal Energy Group, Inc.

6037 Frantz Road, Suite #103

Dublin, Ohio 43017

Attn: Mr. Timothy Crawford, Chief Executive Officer

Dear Tim:

Thank you for the opportunity to serve you and Cardinal Energy Group, Inc. as your part-time Chief Financial Officer.

During the past nine months I believe that we have made significant progress in improving the internal controls environment, financial reporting and S.E.C. filings at Cardinal. By documenting policies and procedures governing the financial reporting process and establishing clear guidelines for delegating expenditure authority I believe that we have established a sound foundation for protecting company assets as you and the Board of Directors position the company for significant growth in the months and years that lie ahead.

I believe that you and John May have assembled a great team of professionals and support staff for both Cardinal’s operating and administrative support teams. I commend and support your vision of building an environmentally responsible oil and gas company by doing things “the correct way”.

The last nine months have witnessed significant challenges and changes as you and the management team have transformed Cardinal from a small regional oil and gas firm based in Ohio into a dynamic operator of multiple oil and gas properties now focused in the heart of America’s oil industry in Texas. I am proud of the small role I may have played in helping to make this a reality.

At this critical time with the Company poised for explosive growth fueled mainly through significant acquisitions it is essential that Cardinal Energy and its shareholders to be served by a full time Chief Financial Officer. Unfortunately I cannot dedicate the resources necessary to make that happen and must step down as your part-time Chief Financial Officer effective with the close of business on September 30, 2014.

Once again, thank you for the opportunity to be of service. I wish you and all members of the Cardinal team continued success in all of your endeavors.

Very truly yours,

John R. Jordan